[Exhibit 99.(8)(B)]

FORM OF PARTICIPATION AGREEMENT

Between

LEGG MASON INVESTOR SERVICES, LLC

WESTERN ASSET MANAGEMENT COMPANY,

WESTERN ASSET FUNDS, INC.

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

           THIS AGREEMENT, made and entered into as of this ______ day of September, 2006 by and between Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York domiciled life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), Legg Mason Investor Services, LLC, a Delaware limited liability company (hereinafter, the “Underwriter”), Western Asset Management Company, a California corporation (hereinafter, the “Adviser”) and Western Asset Funds, Inc., a Maryland corporation (hereinafter the “Fund”).

          WHEREAS, the shares of the Fund are divided into several series of shares, representing an interest in a particular managed portfolio of securities and other assets as set forth in Schedule A (collectively, the “Portfolios”);

          WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and shares of the Fund are registered under the Securities Act of 1933, as amended (the “1933 Act”);

          WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter “NASD”);

          WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(b), 414(d) and 457, as well as Individual Retirement Accounts under Internal Revenue Code Section 408, or certificates thereunder (the “Contracts”);

          WHEREAS, the Account(s) set forth on Schedule A are duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, to set aside and invest assets attributable to the aforesaid Contracts; and

          WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios designated on Schedule A, as it may be amended from time to time by mutual written agreement on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value.

          NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, the Adviser and the Underwriter agree as follows:

ARTICLE I. Sale of Portfolio Shares

          1.1      The Underwriter agrees to sell to the Company those shares of the Portfolios which the Company orders on behalf of the Account, executing such orders at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios.

          1.2      Subject to Article VII hereof, and the terms set forth in the registration statement of the Fund, as amended from time to time (including the Fund’s right to refuse to sell shares to any person), the Fund agrees to make shares available for purchase at the applicable net asset value per share by the Company based on allocations to the Accounts or subaccounts thereof under the Contracts on those days on which the Fund calculates its net asset value pursuant to rules of the SEC, and the Fund shall use its best efforts to calculate such net asset value on each day which the New York Stock Exchange (“NYSE”) is open for trading. Notwithstanding the foregoing, (i) any series of the Fund (other than those listed on Schedule A) in existence now or that may be established in the future will be made available to the Company only as the Fund may so provide, and (ii) the Board of Directors of the Fund (the “Board”) may suspend or terminate the offering of shares of any Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction, or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, determines that suspension or termination is necessary in the best interests of the shareholders of such Portfolio. The Fund reserves the right, upon prior written notice to the Company (given at the earliest practicable time), to take all actions, including but not limited to, the dissolution, reorganization, liquidation, merger or sale of all assets of the Fund or any Portfolio upon the sole authorization of the Board, acting in good faith.

          1.3      The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Portfolios held by the Company based on allocations of amounts to the Accounts or subaccounts thereof under the Contracts, ordinarily executing such requests at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that (i) the Company shall not redeem Portfolio shares attributable to Contract owners except in circumstances permitted in Section 8.3 of this Agreement, and (ii) the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption to the extent permitted by the 1940 Act, and any rules thereunder, and in accordance with the procedures and policies of the Fund as described in the then current prospectus.

          1.4      For purposes of Sections 1.1 and 1.3, the Company or its designee shall be the agent of the Fund for the limited purpose of receipt of purchase and redemption orders from the Account and receipt by such designee shall constitute receipt by the Fund. Provided that the Company receives the order in proper form for shares of a Portfolio from the Account on any Business Day prior to the close of regular trading on the NYSE (“Market Close”) for that Business Day (Trade Date), and the Fund or its agent receives notice of such order by 7:30 a.m. E.T. on the next following Business Day (Trade Date + 1), the Account shall receive the net asset value for the shares computed as of the Trade Date. Orders received in proper form by the Fund or its agent after the Trade Date on any Business Day (or orders received in proper form by the Company on the Trade Date but for which the Fund or its agent receives notice of such order after 7:30 a.m. E.T. on Trade Date + 1) shall be treated as if received by the Fund or its agent on the next following Business Day. If the Fund does not receive the order by 7:30 a.m. E.T. on Trade Date + 1, the Underwriter reserves the right to cancel the purchase and the Company will be responsible for any losses incurred. “Business Day” shall mean any day on which the NYSE is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. The Company shall not aggregate orders received before Market Close with orders received at or after Market Close. The Company’s internal systems for processing and transmitting orders are suitably designed to prevent orders received at or after Market Close from being aggregated with orders received before Market Close. The Company shall transmit all such orders from the Account accurately and on a timely basis and shall be responsible for any liability or losses that may result from Account orders not transmitted accurately or on a timely basis.

          1.5      The Company agrees to purchase and redeem the shares of each Portfolio offered by the then current prospectus of the Fund and in accordance with the provisions of such prospectus (including restrictions on frequent trading, imposition of redemption fees and maintenance of account balance minimums). Notwithstanding the foregoing, the Company’s obligations with respect to frequent trading and redemption fees are solely governed by Section 1.10.

          1.6      The Company and the Underwriter each represent that it or its respective agent is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein. Each party shall act directly or through its respective agent according to the duties of a NSCC member and the procedures established by the NSCC specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Portfolio shares. The Company shall pay for Portfolio shares on the next Business Day after an order to purchase Portfolio shares is received (Trade Date + 1). The Company will use National Securities Clearing Corporation (“NSCC”) to communicate to the Fund or its agent, the purchases and redemptions of Portfolio shares and will establish for the Company an omnibus account to hold the shares of the respective Portfolio(s). If the Company reasonably believes that it will not be able to submit orders to the Fund or its agent by Fund/SERV on Trade Date + 1 (received by the Fund or its agent at approximately 7:30 a.m. E.T.), the Company shall call the Fund’s or its agent’s NSCC Services Unit at (617) 483-7911 no later than 9:30 a.m. on Trade Date + 1 to provide the orders that cannot be transmitted via Fund/SERV. All such orders shall be aggregated and provided as a net purchase or redemption. If possible, the Company shall submit such net orders via NSCC Cycle 12 (received by the Fund or its agent at approximately 10:00 a.m. E.T.); otherwise, the Company shall submit such net orders via facsimile to (781) 796-2933 not later than 10:00 a.m. E.T. on Trade Date + 1. If payment in federal funds for any purchase is not received or is received by the Fund by Market Close on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. If the Fund does not receive the funds by the designated time the Underwriter reserves the right to cancel the purchase and the Company will be responsible for any losses incurred. Underwriter or its agent will transmit proceeds for redemption requests by Market Close on Trade Date + 1; provided, however, Underwriter or its agent reserves the right to settle redemption transactions within the time period set forth in the applicable Fund’s then-current registration statement.

          1.7      Issuance and transfer of the Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

          1.8      The Fund shall furnish notice as soon as reasonably practicable to the Company of any income, dividends or capital gain distributions payable on the Portfolio shares. The Company on its behalf and on behalf of the Account hereby elects to receive all such income, dividends, and capital gain distributions as are payable on Portfolio shares in additional shares of such Portfolio. The Company on its behalf and on behalf of the Account reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

          1.9      The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. E.T.) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. E.T. Any error in the calculation or reporting of the closing net asset value per share of a Portfolio deemed to be material by the Fund consistent with the Fund’s applicable policies and procedures shall be reported promptly upon discovery to the Company. In such event, the Company shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct closing net asset value per share and the Fund shall bear the cost of correcting such errors to the extent required by the Fund’s applicable policies and procedures. In the event the Fund is unable to make the 7:00 p.m. E.T. deadline stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of shares. Such additional time shall be equal to the additional time that the Fund takes to make the closing net asset value available to the Company. Neither the Fund, the Underwriter nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by or on behalf of the Company to the Fund or the Underwriter.

          1.10      The Company acknowledges that, if it offers Portfolios that assess redemption fees, and its customers hold accounts that are not exempt from such fee, it has in place policies, procedures and internal controls suitably designed to assess the fees from any Contract owner whose shares are subject to the fee and agrees to assess the fees and forward the fee to the Fund or advise the Underwriter of any orders subject to the fee at the time of the redemption so the Underwriter can properly assess the fee. At such time as Rule 22c-2 under the 1940 Act becomes effective, the Company agrees to provide, promptly but in any event no later than ten (10) Business Days or as otherwise agreed to by the parties, after receipt of a request by Underwriter, the taxpayer identification number (and name or other identifier (including broker identification number) of any investment professional(s) associated with the Account) of all customers that purchased, redeemed, transferred, or exchanged Portfolio shares held through a Contract with the Company, and the number of Portfolio shares, dollar value and dates of such purchases, transfers, and exchanges. Additionally, upon the Fund’s or the Underwriter’s request, the Company agrees to the extent permitted by applicable law, to restrict or prohibit further purchases or exchanges of Portfolio shares by a Contract owner who has been identified by Underwriter as having engaged in transactions of Fund shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. The Fund, Adviser and Underwriter agree not to use any information received for marketing or any other similar purpose without the Company’s prior written consent.

          1.11      The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; Portfolio shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies.

          1.12      The Company shall not intentionally withhold placing orders received from customers solely to profit the Company as a result of such withholding, e.g., by a change in the “net asset value” from that used in determining the offering price to the customers.

          1.13      Company agrees that its responsibility to evaluate and determine that any purchase of a Contract for which shares of the Portfolios will serve as an underlying investment option (including with respect to a specific class of shares of a Portfolio) is a suitable transaction for each Contract owner based on the Contract owner’s objectives and risk profile. Company shall not effect any transaction in, or induce any purchase or sale of, any shares of the Portfolios by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with its Contract owners with respect to transactions in shares of the Portfolios.

          1.14      The Company shall act in accordance with the Fund’s policies and procedures that have been provided to the Company and that are applicable to the Company’s activities under this Agreement, to the extent permitted by applicable law. Notwithstanding the foregoing, the Company’s obligations with respect to frequent trading and redemption fees are solely governed by Section 1.10.

ARTICLE II. Representations and Warranties

2.1	The Company represents and warrants that:

	(a)	The Contracts and any certificates thereunder are, or prior to issuance will be, registered under the 1933 Act.

	(b)	The Contracts and any certificates thereunder will be issued and sold in compliance in all material respects with all applicable federal and state securities and insurance laws and that the sale of Contracts shall comply in all material respects with state insurance suitability requirements.

	(c)	It is an insurance company duly organized and in good standing under the laws of its state of organization and is duly qualified to carry on its business in such state and in each other jurisdiction in which its activities hereunder require it to be so qualified.

	(d)	It has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws.

	(e)	It has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts.

	(f)	It is authorized by applicable law and pursuant to its governing documents to enter into and perform all of its duties under this Agreement.

	(g)	This Agreement constitutes a legal, valid and binding obligation of the Company, and is fully enforceable against the Company in accordance with its terms.

	(h)	Shares of the Funds will only be available through individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(b), 414(d) and 457, as well as Individual Retirement Annuities under Internal Review Code Section 408 and will not be available through variable life insurance separate accounts

	(i)	It has and will continue to have the necessary facilities, equipment and personnel to perform its duties and obligations under the Agreement.

(j)	The Company represents and warrants that all of its directors, officers, employees and other individuals or entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than five million ($5,000,000) dollars. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond continuing these provisions is always in effect, and agrees to notify the Fund, the Underwriter and the Adviser in the event that such coverage no longer applies.

          2.2      The Fund and the Underwriter agree to cooperate with the Company in order to enable it to comply with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Company which is required by state insurance law to enable the Company to obtain the authority needed to issue the Contracts in any applicable state, and including cooperating with the Company in any filings of sales literature for the Contracts), to the extent notified thereof in writing by the Company; provided, however, that the Underwriter and Fund makes no representations as to whether any aspect of the Fund’s operations, including but not limited to, investment policies, fees, and expenses, complies with the insurance and other applicable laws of the various states.

2.3.	The Fund represents and warrants that:

	(a)	Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable state and federal securities laws.

	(b)	It is and shall remain registered under the 1940 Act.

	(c)	It shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to affect the continuous offering of its shares.

	(d)	It is lawfully organized and validly existing under the laws of the State of Maryland.

	(e)	It does and will comply in all material respects with the 1940 Act.

	(f)	It is or prior to the date of this Agreement will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

	(g)	All of its directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as thenrequired by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time, which aforesaid bond includes coverage for larceny and embezzlement and is be issued by a reputable bonding company. The Fund agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Company in the event that such coverage no longer applies.

2.4.	The Underwriter represents and warrants that:

	(a)	It is a limited liability company duly organized and existing in good standing under the laws of the state of Delaware.

	(b)	It is authorized to enter into and perform this Agreement as principal underwriter for the Portfolios.

	(c)	To the best of its knowledge, it is in material conformity with all applicable federal and state laws and related regulations.

	(d)	It is a member in good standing of the NASD.

	(e)	It is registered as a broker-dealer with the SEC.

	(f)	It will sell and distribute Portfolio shares in accordance with the applicable state and federal securities laws.

2.5.	Adviser represents and warrants that:

	(a)	It is authorized to enter into and perform this Agreement.

	(b)	It is investment adviser registered under the Investment Advisers Act of 1940 as amended.

          2.6.      The Parties agree to comply with any applicable privacy and notice provisions of 15 U.S.C. §§ 6801-6827 and any applicable regulations promulgated there under (including but not limited to 17 C.F.R. Part 248) as they may be amended from time to time.

          2.7.      The Company agrees to comply with applicable U.S. Department of Treasury and/or Office of Foreign Assets Control laws, regulations, requirements and guidance (including, but not limited to, those regarding Specially Designated Nationals and Blocked Persons, or any similar provisions; collectively, “OFAC Requirements”) by adopting compliance policies and procedures with respect to Contract owners’ investments in the Accounts.

          2.8.      The Company agrees to comply with applicable money laundering and currency transactions reporting laws, regulations and government or regulatory guidance, including the use of a customer identification program, suspicious activity reporting and recordkeeping requirements (collectively with the OFAC Requirements, “AML Requirements”), and with any “money laundering” guidelines as may be agreed to by the parties. The Company will ensure the ability of federal examiners to obtain information and records relating to AML Requirements. Upon the reasonable request of the Underwriter, the Fund or their agents, and in accordance with AML Requirements, the Company will provide sufficient documentation regarding the Company’s compliance with AML Requirements.

          2.9.      Notwithstanding anything herein to the contrary, the Fund, Adviser and Underwriter make no representations regarding and expressly disclaim any liability for (i) the Company’s, an Account’s or a Contract owner’s compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder or (ii) any “investor control” issues caused by any Contract owners.

          2.10.    The Fund shall not be required to take any action prohibited by applicable law, its registration statement, prospectus, SAI, governing documents or any of its policies and procedures.

ARTICLE III. Voting and Proxy Statements

          3.1      The Fund, at its or the Underwriter’s expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners.

          3.2      The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio to enable it to solicit instructions from Contract owners, to the extent required by law. The Fund will work with the Company so as to enable the Company to solicit proxies from Contract owners in an orderly manner.

3.3	If and to the extent required by law, the Company will:

	(a)	provide for the solicitation of voting instructions from Contract owners;

	(b)	vote the shares of the Portfolios held in the Account in accordance with instructions received from Contract owners; and

	(c)	votes shares of the Portfolios held in the Accounts for which no timely instructions have been received in the same proportion as shares of such Portfolios for which instructions have been received from the Company’s Contract owners;

          so long and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Portfolio shares held in any Account in its own right, to the extent permitted by law.

          3.4      The Company shall not, without prior notice to the Fund, induce Contract owners to vote on any matter submitted by the Fund to shareholders for consideration by the shareholders of the Portfolio in a manner other than as recommended by the Board.

ARTICLE IV. Sales Material and Information

          4.1      The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Portfolio shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by the Underwriter, except with the permission of the Fund or the Underwriter or the designee of either. In cases requiring such permission, the Company shall furnish, or shall cause to be furnished, to the Underwriter each piece of sales literature or other promotional material that it develops or uses and in which the Fund is named at least ten (10) calendar days prior to its use. No such material shall be used if the Underwriter reasonably objects to such use within five (5) calendar days after receipt of such material. The Company and its affiliates and agents will distribute Fund information only in compliance with applicable laws, including NASD rules and regulations.

          4.2      The Fund will provide to the Company at least one complete copy of all registration statements, profiles, prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or Portfolio shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Fund will provide the Company with as much notice as is reasonably practicable of any material change in the Fund’s registration statement, particularly any change resulting in a change to the registration statement or prospectus for any Account. The Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner. The Fund will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses.

          4.3      The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities. The Company shall provide to the Fund and the Underwriter any complaints received from the Contract owners pertaining to the Fund or a Portfolio.

          4.4      The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops or uses and in which the Company, and/or its Account, is named at least fifteen calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten (10) calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects.

          4.5      The Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, the Contracts, or any certificates thereunder other than the information or representations contained in the Contracts or any certificates thereunder, as such may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

          4.6      The Underwriter will provide prospectuses, statements of additional information and shareholder reports for the Portfolios in such quantities and at such times as the Company reasonably requests. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for existing Contract owners to be at the Fund’s or Underwriter’s expense). The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available. The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract. The Company agrees that it will use such Fund information in the form provided. The Company shall provide prior written notice of any proposed modification of such Fund information, which notice will describe in reasonable detail the manner in which the Company proposes to modify the Fund information, and agrees that it may not modify such Fund information in any way without the prior written consent of the Fund.

          4.7      The Company shall be solely responsible for the timely delivery to Contract owners of (i) Fund prospectuses, including all annual revised copies of the prospectus and other revisions, to Contract owners invested in the Fund, (ii) semi-annual and annual shareholder reports and (iii) proxy material, as required by applicable law. The Company shall send an SAI, as requested by a Contract owner, within three (3) business days of the receipt of Contract owner request.

          4.8      The Company will provide to the Underwriter at least one complete copy of all reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, if any, and all amendments to any of the above, that relate to any of the Portfolios.

          4.9      The Company shall bear the expenses of distributing the Fund’s prospectus to owners of Contracts issued by the Company and of distributing the Fund’s proxy materials and reports to such Contract owners, and the Company shall bear the expense of printing copies of the Fund’s prospectus and profiles that are used in connection with offering the Contracts issued by the Company.

          4.10      For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Portfolios.

ARTICLE V. Fees and Expenses

          5.1      The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement. The Company may, however, receive an administrative fee from the Adviser pursuant to a separate agreement between the Adviser and the Company for administrative services performed by the Company.

          5.2      All expenses incident to performance by the Underwriter or Fund under this Agreement shall be paid by the Underwriter. All expenses incident to performance by the Company under this Agreement shall be paid by the Company.

ARTICLE VI. Indemnification

          6.1      Indemnification By the Company

                     6.1(a). Indemnification. The Company agrees to indemnify, defend, and hold the Underwriter and the Adviser, their respective officers, directors, employees and agents, and the Fund and each Portfolio and its officers, directors, employees and agents, (collectively, the “Indemnified Parties” for purposes of this Section 6.1), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) incurred by any of them, under common law or otherwise arising out of or based upon (i) any breach by the Company or its affiliates, officers, directors, employees or agents of any representation, warranty, or provision of this Agreement, (ii) the Company’s dissemination of information (whether in a registration statement, prospectus, any private placement memoranda or other offering documentation for the Contracts or contained in the Contracts or sales literature for the Contracts or otherwise) regarding the Underwriter, the Adviser, the Fund or any Portfolio that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to the Company by or on behalf of the Underwriter, the Adviser or the Fund, or accurately derived from information published or provided by or on behalf of the Underwriter, the Adviser or the Fund; or (iii) any willful misconduct or negligence by the Company or its officers, directors, employees or agents in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such losses are caused by the Underwriter, the Adviser or a Fund or by a breach of this Agreement by the Underwriter, the Adviser or a Fund, or the willful misconduct or negligence of the Underwriter, the Adviser or a Fund in connection with the performance of, or the failure to perform, their obligations under this Agreement. The terms of this paragraph will survive termination of this Agreement.

                     6.1(b). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                     6.1(c). The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Portfolio shares or the Contracts or the operation of the Portfolio.

          6.2      Indemnification by the Underwriter, the Fund and the Adviser

                     6.2(a). The Underwriter, Fund and Adviser (each, an “Indemnifying Party”) each agree to indemnify, defend, and hold the Company and its officers, directors, employees and agents (collectively, the “Indemnified Parties” for purposes of this Section 6.2), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) incurred by any of them, under common law or otherwise arising out of or based upon an Indemnifying Party’s: (i) breach of any representation, warranty, or provision of this Agreement, (ii) the Company’s dissemination of information regarding the Underwriter or any Portfolio that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was published or provided to the Company by or on behalf of an Indemnifying Party, or accurately derived from information published or provided by or on behalf of an Indemnifying Party; or (iii) any willful misconduct or negligence in the performance of, or failure to perform, an Indemnifying Party’s or its officers’, directors’, employees’ or agents’, obligations under this Agreement, except to the extent such losses are caused by the Company or by the Company’s breach of this Agreement, or the Company’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement. The terms of this paragraph will survive termination of this Agreement.

                     6.2(b). An Indemnifying Party shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified an Indemnifying Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify an Indemnifying Party of any such claim shall not relieve an Indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, an Indemnifying Party will be entitled to participate, at its own expense, in the defense thereof. An Indemnifying Party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from an Indemnifying Party to such party of an Indemnifying Party’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and an Indemnifying Party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

                     6.2(c). The Company agrees promptly to notify an Indemnifying Party of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account but only to the extent such litigation or proceedings relate to the underlying Fund.

ARTICLE VII. Applicable Law

          7.1      This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

          7.2      This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1	This Agreement shall continue in full force and effect until the first to occur of:

	(a)	termination by any party, for any reason with respect to some or all Portfolios, (i) by 120 days advance written notice delivered to the other parties or (ii) upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; or

	(b)	termination by the Company by written notice to the Underwriter and the Fund in the event any Portfolio shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

	(c)	termination by the Underwriter or the Fund in the event that formal administrative proceedings are instituted against the Company by the NASD, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts or certificates, the operation of any Account, or the purchase of the Portfolio shares; provided, however, that the Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

	(d)	termination by the Company in the event that formal administrative proceedings are instituted against the Fund or Underwriter by the NASD, the SEC, or any state securities or insurance department or any other regulatory body, provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Underwriter to perform its obligations under this Agreement; or

(e)	termination by the Company by written notice to the Underwriter with respect to any Portfolio in the event that such Portfolio ceases to qualify as a reasonably believes that such Portfolio may fail to so qualify; or

(f)	termination by the Underwriter or the Fund by written notice to the Company in the event that the Contract fails to meet the qualifications specified in Section 2.1 hereof, or if the Underwriter reasonably believes that the Contract may fail to so qualify; or

(g)	termination by the Underwriter or the Fund by written notice to the Company, if the Underwriter shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, or financial condition since the date of this Agreement or is the subject of material adverse publicity;

(h)	termination by the Company by written notice to the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Underwriter, the Fund or the Fund’s adviser has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity; or

(i)	termination by the Fund or the Underwriter upon the receipt by the Company of any necessary regulatory approvals and/or vote of the Contract owners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for Portfolio shares in accordance with the terms of the Contract for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give sixty (60) days’ prior written notice to the Fund of the date of any proposed vote and will give written notice to the Fund simultaneously with the filing of any substitution application; or

(j)	termination by the Fund in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law. Termination will be effective immediately upon notice of such occurrence by the Fund to the Company; or

(k)	termination by the Fund or Underwriter if the Board has decided to (i) suspend or terminate the offering of shares of any Portfolio; or (ii) dissolve, reorganize, liquidate, merge or sell all assets of the Fund or any Portfolio, subject to the provisions of Section 1.2.

Termination will be effective immediately upon notice of such occurrence by the Fund or the Underwriter to the Company;

(l)	termination by the Fund or Underwriter upon breach of a material provision of this Agreement by the Company, which breach has not been cured to the satisfaction of the Fund or Underwriter, as applicable, within 10 days after written notice to the Company; or

(m)	termination by the Company upon breach of a material provision of this Agreement by the Fund, Underwriter or Advisor, which breach has not been cured to the satisfaction of the Company within 10 days after written notice to the Fund, Underwriter or Advisor, as applicable.

          8.2      Notwithstanding any termination of this Agreement, the Underwriter shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”) and the Company will continue to provide services as provided herein with respect to shares of the Fund invested through Existing Contracts of Contract owners. Specifically, the owners of the Existing Contracts may be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 8.2 shall not apply to any termination under Sections 8.1(g) and 8.1(l) of this Agreement.

          8.3      The Company shall not redeem Fund shares attributable to the Contracts except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice of the Fund, the Underwriter and the Adviser, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Portfolio is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contract. Upon request, the Company shall promptly furnish to the Fund, the Underwriter and the Adviser reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund, the Underwriter and the Adviser 45 days’ notice of its intention to do so.

          8.4      Notwithstanding any termination of this Agreement, each party’s obligation under Article VI to indemnify the other parties shall survive.

ARTICLE IX. Notices

          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Company:

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017 Attention: Paul Van Heest, Vice President

If to Underwriter:

Legg Mason Investor Services, LLC 100 Light Street Baltimore, Maryland 21202 Attention: General Counsel

If to Adviser:

Western Asset Management Company 385 East Colorado Boulevard Pasadena, California 91101 Attention: Director of Compliance

If to Fund:

c/o Western Asset Management Company 385 East Colorado Boulevard Pasadena, California 91101 Attention: Director of Compliance

ARTICLE X. Miscellaneous

          10.1      Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, otherwise required by law or pursuant to an order of a court, government agency or regulatory body, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

          10.2      The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

          10.3      This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

          10.4      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

          10.5      Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

          10.6      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

          10.7      This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

          10.8      Except for the limited purpose specifically described in Section 1, nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, or joint venture or agency relationship among the Company, and the Underwriter, Adviser or the Fund.

          10.9      Each party agrees to maintain all records required of such party by applicable law relating to the offer and sale of shares of the Portfolios. Upon reasonable request by one party, the other party will provide access to or make copies of such records.

          10.10    The Company agrees to look solely to the property of the respective Portfolios listed on Schedule A hereto as though each such Portfolio had separately contracted with the Company, Underwriter and Adviser for the enforcement of any claims against the Fund.

          10.11    The Adviser is a party to this Agreement only for purposes of Sections 2.5, 5.1, 6.1 and 6.2.

          10.12    As a condition of eligibility for the Company’s Annuity Wrap Program (the “Program”), the Underwriter agrees to be bound by the respective Program terms contained in Schedule B attached hereto.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

COMPANY:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, ON BEHALF OF
ITSELF AND EACH SEGREGATED ASSET ACCOUNT
LISTED ON SCHEDULE A

By its authorized officer

By:

	Name:	Paul Van Heest

	Title:	Vice President

Date:

UNDERWRITER	LEGG MASON INVESTOR SERVICES, LLC
By its authorized officer

By:

Name:

Title:

Date:

ADVISER:	WESTERN ASSET MANAGEMENT COMPANY

By its authorized officer

By:

Name:

Title:

Date:

FUND:	WESTERN ASSET FUNDS, INC.
By its authorized officer

By:

Name:

Title:

Date:

SCHEDULE A

Name of Separate Account	Portfolios	Ticker Symbol

TIAA Separate Account VA-3	Western Asset Core Plus Bond Fund (Institutional Class)	WACPX

Dated: _________, 2006

SCHEDULE B

The Company’s Annuity Wrap Program Requirements

1.	Addition of Managers to Program

The Company reserves the right to add additional investment managers in the same or different investment strategy as the Portfolios being offered by the Fund within the Company’s Annuity Wrap Program (“Program”).

2.	Access to Share Classes

The Underwriter shall make available all of an applicable Portfolio share classes, including an institutional, or equivalent, share class with the lowest overall expense ratio from dollar one, provided that the Company would be eligible to invest in the applicable share class. Should the Fund subsequently create a new share class, the Underwriter shall offer that share class to the Company within 30 days of its availability.

3.	Client Service Requirements

The Underwriter shall provide the following assistance in support of the Program upon request by the Company:

	3.1	Client Conferences

Participate in the Company’s annual client conference by providing senior personnel reasonably acceptable to the Company.

	3.2	Internal Conferences

Participate in the Company’s annual internal sales conference by providing senior personnel reasonably acceptable to the Company.

	3.3	Client Updates

Assist the Company with presentations for existing the Company clients.

	3.4	Sales and Training Materials

Upon request by the Company, Underwriter shall assist with the creation and review of training and marketing materials supporting the Portfolios in the Program. In addition, Underwriter shall designate contacts within its organization who shall be available to assist with such requests.

	3.5	Quarterly Updates

In addition to those obligations set forth in Section 3.2 of this Schedule B, the Underwriter shall provide or cause the Adviser to provide, upon request by the Company, quarterly updates delivered by a member of the applicable portfolio management team about the applicable Portfolio’s performance for internal distribution to the Company associates. The Underwriter may provide such updates via video or teleconference or written material.

	3.6	Dedicated Client Service Team

Underwriter shall dedicate client service personnel to the Company in support of the Program.

4.	Notification of Material Events

The Underwriter shall provide the Company with prompt notice of any of the following unless such disclosure is prohibited by applicable law or regulation: (i) the resignation or termination of a member of the portfolio management team of a participating Portfolio, a senior investment officer within the Adviser or a senior compliance officer with the Adviser or any controlling entities; (ii) a material change in each Portfolio’s fundamental investment objective or investment strategy, including a change in its benchmark; (iii) receipt of notice by a federal, state or regulatory agency of an inquiry or investigation into a senior member of the portfolio management team, any other inquiry or investigation involving a participating Portfolio or the receipt of a regulatory deficiency letter or for cause investigation; and (iv) any other material occurrence that could reasonably be expected to negatively impact a participating Portfolio’s involvement in the Program.

5.	Performance Information and Annual Re-certification

Underwriter shall furnish or cause the Adviser to furnish to the Company the information contained in Schedule 1 attached hereto within 15 days of the end of a quarter and participate in an annual performance review to determine the Portfolio(s) continuing eligibility for participation in the Program.

6.	Termination of Program

The Company reserves the right to discontinue the Program at any time upon 30 days written notice to the Underwriter.

7.	Interpretation

In the event any provision of this Schedule B conflicts with a provision of the Agreement to which this Schedule is attached, the terms of this Schedule B shall control.

SCHEDULE 1

Required Information

	Fund	Benchmark

Invesment Philosophy

Invesment Process & Buy/Sell Discipline

Invesment Objective

# of Investment Professionals

# of PMs

# of Research Analysts

# of Traders

# of Fixed Income PMs

# of Credit Analysts

Average Years of Investment Experience for Investment Professionals

Average Years of Investment Experience at Firm

Personnel biographies

Portfolio Inception Date

Expense Ratio

Fees/Breakdown

Assets Under Management/Net Assets

Portfolio Asset Allocation

% Equity

% Bonds

% Cash

% Non-US Equity

% Non-US Bonds

% Other

Portfolio Turnover

Alpha

Standard Deviation of Returns (1, 3, 5, 10 Yrs)

Sharpe Ratio

1, 3 Yr Tracking Error (Active Risk) (Ex-Poste)

Information Ratio

Excess Return Attribution (source of alpha)

	Fund	Benchmark

Economic Review

Fixed Income Market Review (U.S./International)

Written Fixed Income Commentary (Qtr/Semi-Ann/Annual)

Avg Credit Quality

Credit Quality Breakdown

AAA

AA

A

BBB

BB

B

Less than B

Option Adjusted Duration

Average Duration

Modified Duration

Duration Breakdown

Convexity

Weighted Avg Maturity (Years/Days)

Maturity Breakdown

Avg Coupon

Yield to Maturity

Avg Spread

Product & Benchmark Sector Breakdown/Weights

Treasury

Agency

Mortgage-Backed Securities

Asset-Backed Securities

Corporate

Yankee

Foreign Soverign

Other

Cash

Top 10 holdings/Weights

Total # of holdings

Holdings list

Product top five investment contributors/detractors

	Fund	Benchmark

30 Day SEC Yield

7-Day Yield

Money Market Sector/Issue Breakdown

Treasury

Commercial Paper

Bankers Acceptances

Other1

Other2

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